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                                                                   10(iii)(A)(3)


                                     FORM OF
       LUCENT TECHNOLOGIES INC. 1996 LONG TERM INCENTIVE PROGRAM ("PLAN")
                      RESTRICTED STOCK UNIT AWARD AGREEMENT

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         NAME                   SOCIAL SECURITY NO.                GRANT DATE


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Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
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You have been granted as of the Grant Date set forth above, ________ restricted stock units ("Restricted Stock Units"). Upon termination of the restrictions related thereto each Restricted Stock Unit will be converted into one common share par value $.01 of Lucent ("Shares").

1. VESTING OF AWARD. The Restricted Stock Units shall vest and become nonforfeitable on the following schedule; [insert vesting schedule], (the date on which any Restricted Stock Unit vests being the "Vesting Date" for such Restricted Stock Unit). The period beginning on the Grant Date hereof and ending on the day prior to the Vesting Date for a Restricted Stock Unit is herein referred to as the "Restriction Period" with respect to such Restricted Stock Unit.

2. TERMINATION OF EMPLOYMENT. Upon termination of your employment for any reason other than death or disability as described below, including without limitation, retirement and termination as a result of your employer ceasing to be either an Affiliate or Lucent, any Restricted Stock Units that are not vested shall be forfeited. Transfer to or from Lucent and any Affiliate shall not be considered a termination of employment for purposes of this Agreement. Nor shall it be considered a termination of employment for purposes of this Agreement if you are placed on a military leave or other approved leave of absence, unless the Committee shall otherwise determine.

     (a) DEATH - If you die during the Restriction Period, the Restricted Stock Units will become nonforfeitable, the Restriction Period will end and the award will be paid at time of termination as specified in Section 4.

     (b) DISABILITY - Upon termination of your employment prior to the Vesting Date as a result of your Disability (as defined below) this award will become nonforfeitable, the Restriction Period will end and the award will be paid at time of termination as specified in Section 4. "Disability" means termination of employment under circumstances entitling you to one of the follow:

          (i)  Disability Pension under Lucent's Management Pension Plan;

          (ii) Disability Benefit under the Long Term Disability Plan for Management Employees of Lucent;

          (iii)Similar disability benefits under any plan of Lucent that is a successor to or offered in substitution for one or more of the foregoing plans; or

          (iv) Disability benefits of a type similar to those described in (i) through (iii) under any plan of an Affiliate that adopts reasonable standards and criteria for benefit entitlement.

3. DIVIDEND EQUIVALENT. On each dividend payment date the Company will pay you a cash payment in an amount equal to the dividend payable on one Share for each Restricted Stock Unit you hold on the record date for such dividend, which has not been forfeited, canceled or converted to a Share and distributed. You have no rights as a shareholder of Lucent with respect to any Restricted Stock Unit that has not vested and been converted to a Share.

4. PAYMENT OF SHARES. As soon as practicable after termination of the Restriction Period, the Company will deliver a certificate representing the Shares being distributed to you or to your legal representative.

[Insert the following where receipt of stock at the end of the Restriction Period may be deferred: 5. DEFERRAL. You may irrevocably elect, in accordance with the Lucent Technologies Inc. Deferred Compensation Plan (or any successor to such Plan) to defer the distribution of all or any portion of this Award, that you otherwise would have become entitled to receive pursuant to the terms of this Agreement.]

6. TRANSFERABILITY. You may not transfer, pledge, assign, sell or otherwise alienate your Restricted Stock Units.

7. NO RIGHT OF EMPLOYMENT. Neither the Plan nor this Restricted Stock Unit Award shall be construed as giving you the right to be retained in the employ of Lucent or any Affiliate.

8. TAXES. Lucent shall deduct or cause to be deducted from, or collect or cause to be collected with respect to, any distribution hereunder any federal, state, or local taxes required by law to be withheld or paid with respect to such




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distribution, and you or your legal representative or beneficiaries shall be required to pay any such amounts. Lucent shall have the right to take such action as may be necessary, in Lucent's opinion, to satisfy such obligations.

9. BENEFICIARY. You may, in accordance with procedures established by the Committee, designate one or more beneficiaries to receive all or part of this award in case of your death, and you may change or revoke such designation at any time. Such designation shall not be effective unless and until the Senior Vice President-Human Resources shall determine, on advice of counsel, that resale of Shares by your beneficiary(ies) does not require any registration, qualification, consent or approval of any securities exchange or governmental or regulatory agency or authority. In the event of your death, any portion of this Award that is subject to such a designation (to the extent such designation is valid, effective and enforceable under this Agreement and applicable law) shall be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other portion of this Award shall be distributed to your estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution hereunder, or to the extent your designation is not effective, such portion will be delivered to your estate, in which event neither Lucent nor any Affiliate shall have any further liability to anyone with respect to such award.

10. NONCOMPETITION. (a) In addition to your separately enforceable obligations under existing Lucent intellectual property and non-disclosure agreements, and at common law, you will not without the prior written consent of Lucent entity that employs you (the "Employer"), both during and for a period of nine (9) months after termination for any reason of your employment with Lucent, on behalf of any competitor of Lucent (A) render any services relating to: (1) strategic planning, research and development, manufacturing, marketing, or selling with respect to any product, process, material or service which resembles, competes with, or is the same as a product, process, material or service of Lucent about which you gained any proprietary or confidential information or on which you worked during the three (3) years prior to your termination of employment, or (2) any actual or potential customer of Lucent about whom you gained any proprietary or confidential knowledge or with whom you worked during the three (3) years prior to your termination of employment, or
(B) solicit or offer, or induce or encourage others to solicit or offer, employment to any employee of Lucent. You recognize and agree that such restrictions are necessary and reasonable to protect Lucent's highly confidential and proprietary information, valuable goodwill, customer relationships and competitive position.

     (b) You agree that upon termination of employment with Lucent, you will immediately inform Lucent of the identity of your new employer (or the nature of self-employment) and of your new title and job description, and hereby authorize Lucent to provide a copy of this Agreement to your new employer. Further you will provide such information as Lucent may from time to time request to determine your compliance with the terms of this Agreement.

     (c) You agree that the damages which Lucent would sustain upon any violation of this Agreement are difficult or impossible to ascertain in advance and that immediate and irreparable harm would be caused to Lucent. In the event of any breach of this Agreement, Lucent shall be entitled to obtain injunctive relief; and, in addition, to cancel this award; recoup any profits with respect to the payout of this award realized within nine (9) months prior to termination for any reason of your employment at Lucent through nine (9) months after termination, to be repaid within ten (10) days of Lucent's written request (or, at Lucent's option, to be set off against any amounts Lucent owes you); and obtain reimbursement for all costs and expenses, including attorneys' fees, it may incur in connection with enforcement of rights hereunder. Lucent shall be entitled to any or all of such remedies, the use of one not precluding others or constituting a binding election.

     (d) The restrictions set forth in Section 10 are the essence of this Agreement. They shall be construed as independent of any other provision of this Agreement, and the existence of any claim or cause of action by you against Lucent, whether or not predicated on this Agreement, shall not constitute a defense to the enforcement by Lucent of these restrictions.

     (e) The terms and provisions of this Section 10 shall be administered in accordance with such policies and procedures as Lucent, in its sole discretion, may from time to time adopt.

11. GOVERNING LAW. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

[The following may be inserted in awards to individuals that may be covered employees for purposes of Section 162(m) of the Internal Revenue Code: 12.
SECTION 162(m). (a) Notwithstanding any contrary provision in this Agreement,
Section 12 of the Plan and this Section shall apply to your award if you are, or are expected to be as of the end of the tax year in which the Company intends to claim a tax deduction related to this award, a "covered employee" of Lucent within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (i.e., the Chief Executive Officer and the four most highly compensated officers of Lucent, other than the Chief Executive Officer).

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         (b) Vesting of your award shall be subject (i) to Lucent having Net
Income (as defined in the Plan) in the fiscal year preceding each applicable Vesting Date at least equal to an amount determined by the Committee and (ii) to the Committee certifying in writing that such level of Net Income was achieved.]


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Please indicate your acceptance of terms 1-12, AND IN PARTICULAR THE PROVISIONS
OF SECTION 10, HEREOF, and acknowledge that you have received a copy of the Plan, as currently in effect, by signing at the place provided and returning the original of this Agreement.

ACCEPTED AND AGREED:                           LUCENT TECHNOLOGIES INC.
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SIGNATURE                                     BY


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